QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.2

MINTZ, LEVIN
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. One Financial Center Boston, MA 02111	Telephone: 617-542-6000 Fax 617-542-6000

September 8, 2005

Fastclick, Inc.
360 Olive Street
Santa Barbara, CA 93101

  Re:
  Registration Statement No. 333-127804

Ladies and Gentlemen:

        We have acted as counsel to Fastclick, Inc., a Delaware corporation ("Fastclick"), in connection with the preparation of the Registration Statement on Form S-4 (No. 333-127804) (the "Registration Statement") filed with the U.S. Securities and Exchange Commission relating to the merger of FC Acquisition Sub, Inc., a wholly owned subsidiary of ValueClick, a Delaware corporation ("ValueClick") with and into Fastclick, pursuant to which Fastclick will become a wholly owned subsidiary of ValueClick (the "Merger"). You have requested our opinion regarding the accuracy of the federal income tax matters described in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences."

        In rendering this opinion, we have reviewed (without any independent investigation) the Agreement and Plan of Merger and Reorganization, dated as of August 10, 2005, pertaining to the Merger (the "Merger Agreement"), the Registration Statement, and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement and the Registration Statement, and have assumed that the proposed transaction will be consummated in accordance with the Merger Agreement and without breach or waiver of any material provision thereof. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the discussion in the registration statement under the caption "Material U.S. Federal Income Tax Consequences," to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

        This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
BOSTON, WASHINGTON, RESTON, NEW YORK, STAMFORD, LOS ANGELES, LONDON

prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the proposed transaction.

        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Material U.S. Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

Very truly yours,
/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

QuickLinks

  Exhibit 8.2